Exhibit 10.43.2

Form of Arthur J. Gallagher & Co.

Performance SHARE Unit GRANT Agreement

Participant
Grant Date
Number of Performance Share Units subject to this Performance Share Unit Award
Performance Period
Earned Performance Share Units

The number of Earned Performance Share Units subject to this Performance Share Unit Award shall be based on achievement of the Performance Measures during the Performance Period pursuant to Section 4 of this Agreement.

Vesting Date

100% of the Earned Performance Share Units shall vest on the third anniversary of the Grant Date, provided the Participant remains continuously employed by the Company through the Vesting Date.

However, in the event of the Participant’s Retirement, the vesting of the Earned Performance Share Units will be governed by Section 5(b) of this Agreement. In the event of the Participant’s termination of employment due to death or Disability, the vesting of Performance Share Units will be governed by Section 5 of the attached Agreement.

BY MY ELECTRONIC ELECTION TO ACCEPT THE TERMS AND CONDITIONS OF THIS GRANT OF PERFORMANCE SHARE UNITS (WHICH SERVES AS MY ELECTRONIC SIGNATURE OF THE AGREEMENT), I AGREE THAT MY PARTICIPATION IN THE PLAN IS GOVERNED BY THE PROVISIONS OF THE PLAN AND THE AGREEMENT. (INCLUDING THE DELAWARE CHOICE OF GOVERNING LAW AND ITS OTHER TERMS AND CONDITIONS AND THE ADDENDUM, IF ANY, FOR MY COUNTRY OF RESIDENCE). IF I FAIL TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD WITHIN NINETY (90) DAYS OF THE GRANT DATE SET FORTH ABOVE, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

PERFORMANCE SHARE UNIT GRANT AGREEMENT

This Performance Share Unit Grant Agreement (this “Agreement”), effective as of the Grant Date shown above, between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and the Participant named above, sets forth the terms and conditions of a grant of a performance unit award (this “Performance Share Unit Award”) under the Arthur J. Gallagher & Co. 20[ ] Long-Term Incentive Plan (the “Plan”). This Performance Share Unit Award is subject to all of the terms and conditions set forth in the Plan and this Agreement. In the event of any conflict, the Plan will control over this Agreement.

1.
Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below; other capitalized terms used in this Agreement shall have the meaning specified for such terms in the Plan, unless a different meaning is specified in this Agreement:
(a)
“Benefit Services” means any employee benefit brokerage, consulting, or administration services, in the areas of group insurance, defined benefit and defined contribution pension plans, individual life, disability and capital accumulation products, and all other employee benefit areas.
(b)
“Code” means the Internal Revenue Code of 1986, as amended.
(c)
“Company” shall mean the Company and any corporation 50% or more of the stock of which is beneficially owned directly by the Company or indirectly through another corporation or corporations in which the Company is the beneficial owner of 50% or more of the stock.
(d)
“Company Account” will be construed broadly to include all users of insurance services or benefit services including commercial and individual consumers, risk managers, carriers, agents and other insurance intermediaries; provided that, this subsection is subject to any special terms and conditions set forth in any addendum to this Agreement for the state a Participant is employed by the Company in, or primarily performing work for the Company in ("Addendum").
(e)
“Confidential Information” will be construed broadly to include confidential and proprietary data and trade secret information of the Company which is not known either to its competitors or within the industry generally and which has independent economic value to the Company, and is subject to reasonable efforts that are reasonable under the circumstances to maintain its secrecy, and which may include, but is not limited to: data relating to the Company’s unique marketing and servicing programs, procedures and techniques; investment, wealth management and retirement plan consulting, variable annuities, and fund investment business and related products and services; underwriting criteria for general programs; business, management and human resources/personnel strategies and practices; the criteria and formulae used by the Company in pricing its insurance and benefits products and claims management, loss control and information management services; the structure and pricing of special insurance packages negotiated with underwriters; highly sensitive information about the Company’s agreements and relationships with underwriters; sales data contained in various tools and resources (including, without limitation, Salesforce.com); lists of prospects; the identity, authority and responsibilities of key contacts at Company accounts and prospects; the composition and organization of Company accounts’ businesses; the peculiar risks inherent in the operations of Company accounts; highly sensitive details concerning the structure, conditions and extent of existing insurance coverages of Company accounts; policy expiration dates, premium amounts and commission rates relating to Company accounts; risk management service arrangements relating to Company accounts; loss histories relating to Company accounts; candidate and placement lists relating to Company accounts; the Company’s personnel and payroll data including details of salary, bonus, commission and other compensation arrangements; and other data showing the particularized insurance or consulting requirements and preferences of Company accounts.
(f)
“Direct or indirect solicitation” means, with respect to a Company Account or Prospective Account, the following (which is not intended to be an exhaustive list of direct or indirect solicitation, but is meant to provide examples of certain reasonably anticipated scenarios): (i) sending of an announcement by the Participant or on the Participant’s behalf to any Company Account or Prospective Account, the purpose of which is to communicate that the Participant has either formed his own business enterprise or joined an existing business enterprise that will offer products or services in any way competitive with the Company; (ii) initiating a communication or contact by the Participant or on the Participant’s behalf with any Company Account or Prospective Account for the purpose of notifying such Company Account or Prospective Account that the Participant has either formed his own business enterprise or joined an existing business enterprise that will offer products or services in any way competitive with the Company; (iii) communication or contact by the Participant or on the Participant’s behalf with any Company Account or Prospective Account if the communication in any way relates to insurance or benefits services; provided, however, nothing herein is intended to limit communications or contacts that are unrelated to insurance and/or benefits services; or (iv) the facilitation by the Participant, directly or indirectly, of any Company Account’s execution of a broker of record letter replacing the Company as its broker of record.
(g)
“Disability” shall have the meaning given to the term “Long-Term Disability” under the Arthur J. Gallagher & Co. Long-Term Disability Insurance Plan, as amended from time to time, or such successor long-term disability plan under which the Participant is covered at the time of determination.
(h)
“Insurance Services” means any renewal, discontinuance or replacement of any insurance or reinsurance by, or handling self-insurance programs, insurance claims or other insurance administrative functions.
(i)
“Prospective Account” means any entity (other than a then-current Company Account but including former Company Accounts) with respect to whom, at any time during the one year period preceding the termination of the Participant’s employment with the Company, the Participant: (i) submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company, (ii) had material contact or acquired Confidential Information as a result of or in connection with the Participant’s employment with the Company, or (iii) incurred travel and/or entertainment expenses which were reimbursed by the Company to the Participant.

(j)
“Retirement” means the Participant’s voluntary Termination of Employment on or after the date that the Participant becomes Retirement Eligible.
(k)
“Retirement Eligible” means the later of: (i) the date that the Participant attains age 55; or (ii) the date that is the two-year anniversary of the Grant Date.
(l)
“Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.
(m)
“Termination of Employment” means a “separation from service” as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.
2.
Performance Share Unit Award. The Company hereby grants to the Participant this Performance Share Unit Award for the Number of Performance Share Units specified above. Each Performance Share Unit represents the right to receive one share of Common Stock ("Share"), subject to the terms and conditions set forth in this Agreement and the Plan. The Number of Performance Share Units that become Earned Performance Share Units is based on the achievement of the Performance Measures described in Section 4 during the Performance Period described in Section 3.
3.
Performance Period. The period of time during which the Performance Measures described in Section 4 must be met in order to determine the Number of Performance Share Units earned under this Performance Share Unit Award is the Performance Period specified above.
4.
Performance Measures.
(a)
The number of Earned Performance Share Units under this Performance Share Unit Award shall be determined by reference to the Performance Measures described in Schedule A attached hereto. If applicable, Schedule A sets forth the weightings and minimum, threshold and maximum levels of performance (the “Performance Goals”) with respect to the Performance Measures, as determined by the Compensation Committee in its sole discretion.
(b)
Actual performance against the Performance Measures must be approved by the Compensation Committee in order for any portion of this Award to be earned under this Section 4. The Compensation Committee will approve the results of the Performance Measures as soon as reasonably practicable (the date such approval is effective, the “Approval Date”) after the Performance Period. Any portion of this Performance Share Unit Award that is eligible to be earned based on the Committee’s approval will be earned as of the Approval Date (which may be the Vesting Date). Any portion of this Performance Share Unit Award that is not eligible to be earned based on the Compensation Committee’s approval will terminate as of the Approval Date.
5.
Vesting; Termination and Retirement. Subject to Sections 5(a), (b), (c) and (d) below, Performance Share Units that are earned based on the achievement of the

Performance Measures in Section 4 shall become vested on the Vesting Date shown on the first page, which is the third anniversary of the Grant Date.
(a)
Terminations of Employment Resulting in Forfeiture. In the event the Participant’s employment with the Company terminates for any reason other than Retirement, death or Disability prior to the Vesting Date, then all Performance Share Units subject to this Performance Share Unit Award shall automatically terminate and be forfeited, cancelled and of no further force or effect.
(b)
Retirement. In the event the Participant becomes Retirement Eligible prior to the Vesting Date, then this Performance Share Unit Award shall no longer be subject to forfeiture or cancellation except as provided in Section 5(c) or Section 21 or if the Participant is terminated for cause; provided, however, that only a prorated portion of the Earned Performance Share Units (based on the number of months, rounded up, that the Participant was employed during the three-year period beginning on the Grant Date) shall become vested under this provision. Notwithstanding any provision of this Agreement to the contrary, any such prorated payment of Earned Performance Share Units shall continue to be made at the time and in the form set forth in Section 6.
(c)
Death or Disability. Upon termination of the Participant’s employment due to death or Disability, (i) if the Performance Period has concluded, the determination of Earned Performance Share Units shall be made as set forth in Section 6 and payment shall be made within 45 days following termination of employment; (ii) if the Performance Period has not concluded, the Participant’s Performance Share Unit Award shall be considered vested as of such termination date and the Earned Performance Share Units shall be deemed to equal the Number of Performance Share Units granted under this Performance Share Unit Award, and the payment shall be made within 45 days following termination of employment.
(d)
Delay of Vesting. Notwithstanding any provision of this Agreement to the contrary, if the Company considers that circumstances may be such that forfeiture may result under Section 21 or the Addendum, as applicable, the vesting of any Performance Share Units may be delayed in the sole and absolute discretion of the Company, for such period as the Company considers is reasonably necessary to investigate those circumstances and conclude whether such forfeiture is appropriate.
6.
Payment. As soon as practicable after the Vesting Date, but in no event after the last day of the calendar year in which the Vesting Date occurs, the Participant shall receive the number of shares of Common Stock equal to the product of: (i) the Number of Performance Share Units subject to this Performance Share Unit Award; and (ii) the aggregate weighted percentage achievement of the Performance Measures determined pursuant to Section 4; provided, that if this calculation produces a fractional share, such fractional share shall be rounded up to the nearest whole share. For example, a Performance Share Unit Award for 1,000 Performance Share Units with a Performance Measure achievement level of 75% would result in delivery of 750 shares of Common Stock.

7.
Dividend Equivalents. The Participant shall have no rights to any dividends or dividend equivalents on any of the Performance Share Units until the number of Earned Performance Share Units is determined following the end of the Performance Period. An account established by the Company on behalf of the Participant shall be credited with the amount of all dividends that would have been paid on the Earned Performance Share Units if such shares were actually held by the Participant (“Dividend Equivalents”). Dividend Equivalents begin to accrue beginning on the Grant Date based on the number of Earned Performance Share Units. Such Dividend Equivalents shall be subject to the same vesting period applicable to the Earned Performance Share Units to which they relate. As soon as administratively practicable following the Vesting Date, but in no event later than 75 days following such date, any Dividend Equivalents shall be paid to the Participant in cash, without earnings thereon.
8.
Administration. Any action taken or decision made by the Company or the Compensation Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon the Participant and all persons claiming under or through the Participant. By accepting this Award or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company or the Compensation Committee or its delegates.
9.
No Right of Participation or Employment. The Participant shall not have any right to be employed, reemployed or continue employment by the Company or any Subsidiary or affect in any manner the right of the Company or any Subsidiary to terminate the employment the Participant with or without notice at any time for any reason without liability hereunder. The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment or otherwise between the Company or any Subsidiary and the Participant, or to be a consideration for or an inducement or condition of any employment.
10.
Nature of Grant. In accepting this grant of Performance Share Units, the Participant acknowledges that:

(a) The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) This award of Performance Share Units is a one-time benefit and does not create any contractual or other right to receive future grants of Performance Share Units, benefits in lieu of Performance Share Units, or other Plan benefits in the future, even if Performance Share Units have been granted repeatedly in the past;

(c) All decisions with respect to future Performance Share Unit grants, if any, and their terms and conditions, will be made by the Company, in its sole discretion;

(d) Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Participant;

(e) The Participant is voluntarily participating in the Plan;

(f) The future value of the Shares underlying the Performance Share Unit Award is unknown and cannot be predicted with certainty;

In addition, the following provisions apply if the Participant is providing services outside the United States:

(g) The Performance Share Unit Award and shares of Common Stock subject to the Performance Share Units are:

(i) extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or its subsidiaries, and are outside the scope of the Participant’s employment contract, if any;

(ii) not intended to replace any pension rights or compensation;

(iii) not part of the Participant’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits, or similar payments and in no event should they be considered as compensation for, or relating in any way to, past services for the Company or any of its subsidiaries;

(h) In consideration of the Performance Share Unit Award, no claim or entitlement to compensation or damages shall arise from the Performance Share Units resulting from Termination of Employment (for any reason whatsoever) and the Participant irrevocably releases the Company and its subsidiaries from any such claim that may arise; if any such claim is found by a court of competent jurisdiction to have arisen, then, by signing or electronically accepting this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim;

(i) Neither the Company nor any of its subsidiaries shall be liable for any change in value of the Performance Share Unit Award, the amount realized upon settlement of the Performance Share Units or the amount realized upon a subsequent sale of any shares of Common Stock acquired upon settlement of the Performance Share Units, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate.

11.
Rights as Stockholder. Unless and until shares of Common Stock are issued to the Participant under this Agreement, nothing in this Agreement or the Plan shall be interpreted or construed as giving the Participant any rights as a stockholder of the Company or any right to become a stockholder of the Company.

12.
Clawback, Forfeiture or Recoupment. Any shares of Common Stock paid to the Participant under this Performance Share Unit Award will be subject to the Company’s compensation recovery policy, as well as any other or additional “clawback,” forfeiture or recoupment policy adopted by the Company after the date of this Agreement, unless otherwise indicated in this Agreement or the Addendum.
13.
Tax Withholding.

(a) Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Unit Award, including the grant of the Performance Share Units, the vesting of the Performance Share Units, the subsequent sale of any shares of Common Stock acquired pursuant to the Performance Share Units and the receipt of any dividends or dividend equivalents; and (b) does not commit to structure the terms of the grant or any aspect of the Performance Share Units to reduce or eliminate the Participant’s liability for Tax-Related Items. Further, if the Participant becomes subject to taxation in more than one country between the grant date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country. For tax and withholding purposes and unless otherwise required under applicable law, the value of any shares of Common Stock issued shall be determined based on the closing stock price on the date of vesting regardless of when the Shares are actually credited to the Participant's account.

(b) If the Participant’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a portion of the Shares otherwise issuable upon vesting of the Performance Share Units (or a portion of any cash proceeds where the Performance Share Units are settled in cash or a forced sale is required) that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares. For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the grant of the Performance Share Units and the issuance of Shares hereunder. If the obligation for Tax-Related Items is satisfied by withholding Shares or a portion of any cash proceeds (where the Performance Share Units are settled in cash or a forced sale is required), for tax purposes, the Participant shall be deemed to have been issued the full number of Shares subject to the vested Performance Share Units, notwithstanding that a number of the Shares (or a portion of any cash proceeds) are withheld solely for the purpose of satisfying any withholding obligations for the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan. Alternatively, the Company may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant’s regular salary or other amounts payable to the Participant, with no withholding of Shares, or may require the Participant to submit payment equivalent to the Tax-Related Items required to be withheld with respect to the Shares by means of certified check, cashier’s check or wire transfer. In the event the withholding requirements are not satisfied, no Shares will be issued to the Participant (or the Participant’s estate) upon vesting of the Performance Share Units (or no cash payment will be made where the Performance Share Units are settled in cash or a forced sale is required) unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by the Participant with respect to the payment of any such Tax-Related Items. By accepting the Performance Share Units, the Participant expressly consents to the methods of withholding as provided hereunder and/or any other methods of withholding that the Company may adopted and are permitted under the Plan to meet the withholding and/or other requirements as provided under applicable laws, rules and regulations. All other Tax-Related Items related to the Performance Share Units and any Shares delivered in payment thereof shall be the Participant’s sole responsibility.

(c) To the extent the Company pays any Tax-Related Items that are the Participant’s responsibility (“Advanced Tax Payments”), the Company shall be entitled to recover such Advanced Tax Payments from the Participant in any manner that the Company determines appropriate in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to the Participant by the Company (including regular salary/wages, bonuses, incentive payments and Shares acquired by the Participant pursuant to any equity compensation plan that are otherwise held by the Company for the Participant’s benefit).

(d) The Company may, in the discretion of the Committee, provide for alternative arrangements to satisfy applicable tax withholding requirements in accordance with Section 6.5 of the Plan.

14.
Non-Transferability. Until the Restricted Period has lapsed, the Performance Share Units may not be transferred, assigned, pledged, or otherwise encumbered or disposed of other than by will or the laws of descent and distribution; provided, however, that the Committee may, in its discretion, permit the Performance Share Units to be transferred subject to such conditions and limitations as the Committee may impose.
15.
No Right to Continued Employment. The Company is not obligated by or as a result of the Plan or this Agreement to continue the Participant’s employment, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company to terminate the employment of the Participant at any time.
16.
No Rights as a Stockholder. The Participant shall not have a beneficial ownership interest in, or any of the rights and privileges of a stockholder as to, the Shares underlying the Performance Share Units, including the right to receive dividends and the right to vote such Shares underlying the Performance Share Units until such Performance Share Units vest and Shares are issued and transferred to the Participant in accordance with the terms of this Agreement. The Participant shall not be entitled to delivery of the Shares subject to the Performance Share Units award, or to the Dividend Equivalents related to such units, until the units have vested.
17.
Notice and Consent to Transfer Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies the Participant of the following in relation to the Participant's personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the Performance Share Units and the Participant's participation in the Plan. The collection, processing and transfer of the Participant's personal data is necessary for the Company’s administration of the Plan and the Participant's participation in the Plan. The Participant's denial and/or objection to the collection, processing and transfer of personal data may affect the Participant's participation in the Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company holds certain personal information about the Participant, including the Participant's name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant's favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company will process the Data for the sole and exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant's country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant's participation.

The Company will transfer Data internally as necessary for the purpose of implementation, administration and management of the Participant's participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) for them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant's behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.

The Participant may, at any time, exercise their rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant's participation in the Plan. The Participant may seek to exercise these rights by contacting the Company's human resource department.

18.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
19.
Other Plans. The Participant acknowledges that any income derived from the Performance Share Unit Award shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company.
20.
Delay of Payment. The Company may delay any payment to the Participant under the award and this Agreement if the Company reasonably anticipates that the Company would not be permitted to deduct such payment by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In such event, the Company (without any determination or election as to timing by the Participant) will make such payment either (i) in the Participant’s first taxable year in which the Company reasonably anticipates or should reasonably anticipate that Section 162(m) of the Code will not limit the Company’s deduction of such payment, or (ii) during the period beginning on the date on which such Participant undergoes a Termination of Employment with the Company and ending on the last day of such taxable year (or if later, ending on the 15th day of the third month following the date of the Termination of Employment). If the Company delays payment until the Participant’s Termination of Employment, then to the extent required by Section 409A of the Code, the payment will be subject to a six-month delay following the date of a Participant’s Termination of Employment if the Participant is a “specified employee” (as defined by Section 409A of the Code) on the date of the Participant’s Termination of Employment. Any delay of payment pursuant to this Section 20 shall be made in accordance with the requirements therefor under Section 409A, and this Section 20 shall be construed and administered in a manner consistent with Section 409A and Treasury Regulation 1.409A-2(b)(7) or the corresponding provision in future guidance issued by the Internal Revenue Service or the Treasury. By accepting this award, the Participant voluntarily acknowledges and consents to any delay of payment by the Company pursuant to this Section 20.
21.
Restrictive Covenant; Clawback. For purposes of this Section, Company will also include Subsidiary.

(a)
(i) If, at any time within (A) two years after the termination of employment; or (B) two years after the payment of any portion of this Performance Share Unit Award, whichever is the latest, the Participant, in the determination of the management of the Company, engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to:
(1)
conduct related to his or her employment for which either criminal or civil penalties against him or her may be sought;
(2)
violation of Company policies, including, without limitation, the Company’s Insider Trading Policy and Global Standards of Business Conduct;
(3)
directly or indirectly, soliciting, placing, accepting, aiding, counseling or providing consulting for any Insurance Services for any existing Company Account or any actively solicited Prospective Account of the Company for which he or she performed any of the foregoing functions during the two-year period immediately preceding such termination; or providing Benefit Services the Company is involved with, for any existing Company Account or any Prospective Account of the Company for which the Participant performed any of the foregoing functions during the two-year period immediately preceding such termination; provided, that this subsection is subject to any special terms and conditions set forth in any addendum to this Agreement for the state a Participant is employed by the Company in, or primarily performing work for the Company in ("Addendum");
(4)
recruiting, luring, enticing, employing or offering to employ any current or former employee of the Company or engaging in any conduct designed to sever the employment relationship between the Company and any of its employees;
(5)
disclosing or misusing any trade secret, Confidential Information or other non-public confidential or proprietary material concerning the Company except as specifically permitted under Section 22; or
(6)
participating in a hostile takeover attempt of the Company;

then this Performance Share Unit Award, if unpaid at such time, and all other unpaid Performance Share Unit Awards held by the Participant shall terminate effective the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and any gain realized by the Participant with respect to the vesting of all or a portion of this or any other Performance Share Unit Awards shall be paid by the Participant to the Company, plus interest measured from the first date the Participant engaged in any of the prohibited activities set forth above at the highest rate allowable under Delaware law.

(ii)
This Performance Share Unit Award and all other Performance Share Unit Awards held by the Participant shall also be subject to recovery by the Company under its compensation recovery policy, as amended from to time.

(iii)
The Participant acknowledges that the Participant’s engaging in activities and behavior in violation of Section 21(a)(i) above will result in a loss to the Company which cannot reasonably or adequately be compensated in damages in an action at law, that a breach of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to and cumulative with any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by the Participant. The Participant acknowledges and agrees that the requirement in Section 21(a)((i)) above that the Participant disgorge and pay over to the Company any gain realized by the Participant is not a provision for liquidated damages. The Participant agrees to pay any and all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing any breach of any covenant in this Agreement.

By accepting this Performance Share Unit Award, the Participant consents to deductions from any amounts the Company owes the Participant from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Participant by the Company) to the extent of the amounts the Participant owes the Company under Section 21(a) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company.

22.
Exception to Confidentiality Provision. Notwithstanding the generality of these prohibitions relating to Confidential Information, the Participant acknowledges that nothing in this Agreement, prohibits the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity including, without limitation, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency of the Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.
23.
Governing Law. This Agreement, this Performance Share Unit Award and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
24.
Private Placement. This grant of the Performance Share Unit Award is not intended to be a public offering of securities in the Participant's country. The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and this grant of the Performance Share Unit Award is not subject to the supervision of the local securities authorities.
25.
Insider Trading. The Participant acknowledges that, depending on Participant's or the Participant's broker's country of residence or where the Company shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant's ability to accept, acquire, sell or otherwise dispose of Company shares, rights to shares or rights linked to the value of shares during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Participant's country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know" basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company's Insider Trading Policy and Global Standards of Business Conduct. The Participant acknowledges that it is the Participant's responsibility to comply with any restrictions and is advised to speak to the Participant's personal advisor on this matter.
26.
Exchange Controls. As a condition to this grant of the Performance Share Unit Award, the Participant agrees to comply with any applicable foreign exchange rules and regulations.
27.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
28.
Addendum. This grant of the Performance Share Unit Award shall be subject to any special terms and conditions set forth in any addendum to this Agreement for the Participant’s country ("Addendum"). Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations or facilitate the operation and administration of the Performance Share Unit Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s relocation). The Addendum constitutes part of this Agreement.
29.
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
30.
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the Participant and the Company regarding the Performance Share Unit Award and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the award.

31.
Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
32.
Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, this Agreement and all Performance Share Units awarded hereunder shall be governed by the Plan. If applicable, payment under this Section 32 shall be made as soon as administratively practicable following the Change in Control, but in no event later than 75 days thereafter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:______________________________

Walter D. Bay
Vice President, General Counsel and
Secretary

PARTICIPANT

[Signed Electronically]

Performance SHARE Unit GRANT Agreement

Arthur J. Gallagher & Co.

SCHEDULE A

		Performance Goals
Performance Measure	Weighting	Minimum	Target	Maximum
Average Three-Year Adjusted EBITDAC per Share Growth	100%	4%	9%	14%

For purposes of this Agreement, “Adjusted EBITDAC” shall be defined as earnings from continuing operations for the Company’s brokerage and risk management reporting segments before interest, taxes, depreciation, amortization and change in estimated acquisition earn-out payables; and further adjusted to exclude lease abandonment charges, severance and book gains, and normalized for the impact of foreign currency translation.

The target award is 100%, the minimum award is 50%, and the maximum award is 200%. To achieve the target award, Average Three-Year Adjusted EBITDAC Per Share Growth of 9% must be achieved, for the minimum award 4% must be achieved, and for the maximum award 14% must be achieved.

If the actual performance approved by the Compensation Committee falls between the percentages specified above, the number of Earned Performance Share Units under this Performance Share Unit Award will be calculated using straight-line interpolation, and will be rounded down to the nearest whole number of Performance Share Units.